Exhibit 10.1

SIXTH AMENDMENT OF LEASE

AGREEMENT (“Sixth Amendment”) made this 21st day of September, 2016 by and between CIP II/RJK 10-20 BMR Owner, LLC, 55 Cambridge Street, Burlington, Massachusetts 01803 (hereinafter referred to as “Landlord”) and Flexion Therapeutics, Inc. (hereinafter referred to as  “Tenant”).

RECITALS

1.Pursuant to that certain Lease dated February 22, 2013 by and between Landlord and Tenant, as amended by the First Amendment of Lease dated July 13, 2015 (the “First Amendment), the Second Amendment of Lease dated December 15, 2015 (the “Second Amendment”), the Third Amendment of Lease dated May 8, 2016 (the “Third Amendment”), the Fourth Amendment of Lease dated June 29, 2016 (the “Fourth Amendment”), and the Fifth Amendment of Lease dated July 21, 2016 (the “Fifth Amendment”) (the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, and Fifth Amendment together with the Lease, collectively the “Existing Lease”), Landlord is leasing to Tenant those certain premises known as 10 Burlington Mall Road, situated in Burlington, Massachusetts 01803, together with all improvements located thereon, consisting of 21,874 rentable square feet of area comprised of 11,754 rentable square feet of area (known as the “Original Premises”), the Phase I Expansion Space consisting of approximately 4,715 rentable square feet of area, and the Phase II Expansion Space consisting of approximately 5,405 rentable square feet of area, all as more particularly described in said Existing Lease (hereinafter referred to collectively as the “2016 Combined Space”). In addition to the 2016 Combined Space, Landlord is also leasing to Tenant 6,748 rentable square feet of area (herein referred to as the “Suite 210 Temporary Space”).

2.Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Existing Lease and the Existing Lease as amended by this Sixth Amendment is hereby known as the “Lease”.

IN CONSIDERATION of the mutual covenants contained herein, the parties hereby agree as follows:

A.Suite 210 Temporary Space

Paragraph B(iii) of the First Amendment is hereby deleted in its entirety and replaced with the following:

“For the period from October 1 through October 31, 2016 Tenant shall pay for Suite 210 Temporary Space the amount of Eighteen Thousand Two Hundred Seventy-Five and 83/100 Dollars ($18,275.83).  Commencing November 1, 2016, Tenant shall pay Fixed Annual Rent for the Suite 210 Temporary Space in the amount of Two Hundred Twenty Six Thousand Fifty-Eight Dollars ($226,058.00) per annum, payable in equal monthly installments of Eighteen Thousand Eight Hundred Thirty-Eight and 17/100 Dollars ($18,838.17), prorated for any partial month.”

Paragraph B(v) of the First Amendment is hereby deleted in its entirety and replaced with the following:

“Tenant shall vacate and surrender the Suite 210 Temporary Space on or before October 31, 2017.  In connection therewith, Tenant shall remove all of Tenant’s fixtures, furniture and equipment from the Suite 210 Temporary Space and otherwise yield up the Suite 210 Temporary

Space to Landlord in accordance with the provisions of the Lease (it being understood, however, that Tenant shall have no obligation to remove any wiring or improvements made to the Suite 210 Temporary Space). In the event that Tenant fails to vacate and surrender the Suite 210 Temporary Space as set forth above on or before October 31, 2017, Landlord hereby reserves all of its rights and remedies under the Lease for such holdover.”

B.Further Agreement.

For the avoidance of doubt, Tenant acknowledges and agrees that Exhibit E of the First Amendment is of no further force and effect.  Tenant also acknowledges and agrees that clause (i) in the definition of “Triggering Event” (regarding the Tenant’s phase 2(b) clinical trial comparing FX006 against placebo) in Section K of the First Amendment is of no further force and effect.

C.Exterior Building Signage

Tenant may erect one sign (the “Sign”) on the exterior of the Building, at a location, and of such dimensions and design as approved by the Landlord (which approval shall not be unreasonably withheld), identifying the Tenant; provided, however, that Tenant shall, at Tenant’s expense, obtain and comply with all insurance, and all governmental permits, variances, approvals, authorizations, and the like, allowing or requiring the installation and maintenance of the Sign.  Landlord will execute such instruments as Tenant may reasonably request with reference to any application by Tenant therefor, whether in the name of Tenant or Landlord or both, Landlord hereby consenting to all such applications, including, without limitation, such action as is necessary or appropriate to accomplish any or all of the foregoing.  Upon the termination or expiration of this Lease, Tenant shall remove the Sign from the Building and restore any damage to the Building caused by the installation and/or removal of the Sign.  All services performed in connection with the foregoing, and all costs incurred in the exercise of any of the rights or obligations of Tenant pursuant to this Paragraph, shall be at Tenant’s expense.  Tenant will not make any alterations, additions or improvements to the Sign without on each occasion the prior written consent of the Landlord (which consent shall not be unreasonably withheld).  As a condition of such consent, Landlord may require Tenant to provide to Landlord at Tenant’s expense a completion bond in form and substance satisfactory to Landlord.  Landlord reserves the right at any time to make alterations, modifications, reductions, expansions or additions to and to build an additional story or stories on the Building in which the Premises is located, provided that such alterations, modifications, reductions, expansions or additions do not materially adversely affect Tenant’s use of or access to the Premises.  In the event Landlord exercises the aforesaid right, Tenant shall relocate the Sign, at Tenant’s expense, to a location approved by Landlord.

D.Ratification of Lease

Except as amended and modified by this Sixth Amendment, all the terms, provisions, agreements, covenants and conditions of the Existing Lease are hereby affirmed and ratified. From and after the date hereof, all references to the Lease or Existing Lease shall mean the Lease or Existing Lease as amended hereby and to the extent that there any inconsistencies between this Sixth Amendment and the Existing Lease, this Sixth Amendment shall control. Landlord and Tenant each hereby ratifies and confirms its obligations under the Lease, and represents and warrants to the other that, to its knowledge, it has no defenses thereto. Additionally, Landlord and Tenant further confirm and ratify that, as of the date hereof, (a) the Landlord and Tenant are and remain in good standing and the Lease is in full force and effect, and (b) neither Landlord nor Tenant has any claims, counterclaims, set-offs or defenses against the other arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

E.Execution/Entire Agreement

This Sixth Amendment, together with the Lease as affected hereby, constitutes the entire agreement of the parties, and may not be amended except by written instrument signed by all parties.  This Sixth Amendment shall have the effect of an agreement under seal and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Sixth Amendment may be executed in counterparts all of which taken together shall constitute an original executed document.

[Signatures on Following Page]

The parties hereto have hereunto set their hands and seals the day and year first above written.

LANDLORD: CIP II/RJK 10-20 BMR OWNER, LLC

/s/ Brandon Kelly
Name:	Brandon Kelly
Title:	President and CEO

TENANT: FLEXION THERAPEUTICS, INC.

/s/ Frederick W. Driscoll
Name:	Frederick W. Driscoll
Title:	Chief Financial Officer

[Signature Page of Sixth Amendment of Lease]